  Urban Ag. Corp. 10-Q

Exhibit 32.1

CERTIFICATION PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

Pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, in connection with the filing of the quarterly report on Form 10-Q of Urban Ag. Corp. (the "Company") for the three month period ended September 30, 2013, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), each of the undersigned officers of the Company certifies, that, to such officer’s knowledge:

(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

Date: November 19, 2013

By: /s/ Billy V. Ray, Jr.
Billy V. Ray, Jr. Chief Executive Officer

By: /s/ Billy V. Ray, Jr.
Billy V. Ray, Jr. Chief Financial Officer